UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 28, 2006

Memry Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15971	06-1084424
(Commission File Number)	(IRS Employer Identification No.)

3 Berkshire Boulevard, Bethel, Connecticut	06801
(Address of principal executive offices)	(Zip Code)

(203) 739-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2006, Memry Corporation (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Dean J. Tulumaris. Mr. Tulumaris, the Company’s Chief Operating Officer, was appointed President of the Company by the Company’s Board of Directors (the “Board”) on April 28, 2006. The Employment Agreement provides for Mr. Tulumaris’ role as President and Chief Operating Officer of the Company.

The Employment Agreement entitles Mr. Tulumaris to (i) receive a base salary of $220,350; (ii) receive an annual target bonus of 50% of his annual base salary; (iii) be eligible to receive, on an annual basis, 100,000 performance-based stock options pursuant to any bonus and/or incentive compensation programs that may be established by the Company; (iv) the use of a company vehicle; (v) certain other fringe benefits and perquisites as set forth in the Employment Agreement; and (vi) reimbursements of all reasonable out-of-pocket expenses incurred, in accordance with the Company’s policy.

The Employment Agreement has an initial term that ends on May 19, 2007, and then automatically renews for successive one-year periods unless or until Mr. Tulumaris or the Company gives notice of his or its intention not to renew. If the Company elects not to renew the Employment Agreement at the end of any one-year term, then the Company shall pay to Mr. Tulumaris his base salary for a period of 12 months following the termination of the Employment Agreement, as and when the same would otherwise be due, including continuation of employee health insurance as provided to active employees, and an amount equal to 100% of his target bonus as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

In the event Mr. Tulumaris’ employment is terminated (a) by the Company without cause (other than at the end of any term), or (b) by Mr. Tulumaris for “Good Reason,” Mr. Tulumaris will become entitled to a lump-sum payment equal to the sum of (i) 100% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 100% of the bonus otherwise payable for the fiscal year during which termination occurs. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the Employment Agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), or (y) at the election of Mr. Tulumaris, upon a “Change of Control of the Company” (as defined in the Employment Agreement), provided that Mr. Tulumaris elected to terminate the Employment Agreement on that basis not later than two years following the date of such Change of Control.

Lastly, the Employment Agreement provides that both the Company and Mr. Tulumaris will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). More specifically, the Employment Agreement provides that to the extent Mr. Tulumaris becomes entitled to one or more severance payments, which would otherwise be subject to excise tax under Section 409A of the Code, and such severance payments are payable within the first six months following Mr. Tulumaris’ termination, such payments will be made to Mr. Tulumaris on the first day of the seventh month following his termination.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment.

(a) On April 28, 2006, the Board appointed Robert P. Belcher the Chief Executive Officer of the Company. Since December 9, 2005, Mr. Belcher had been serving as the Company’s President and Chief Executive Officer on an interim basis.

Mr. Belcher, 58, has been employed by the Company since July 1999 and was elected by the Board to serve as Vice Chairman in July 2004. Mr. Belcher was elected by the Board to serve as Senior Vice President-Finance and Administration in July 2001 and as Chief Financial Officer, Secretary and Treasurer in September 1999 (and still serves in such positions). From September 1999 until July 2001, he served as Vice President. Prior to joining the Company, Mr. Belcher served as Chief Financial Officer for Eatwell Enterprises, as well as Managing Director of Associated Asset Management Inc. From 1996 through 1998, Mr. Belcher was the Chief Financial Officer for Anderson Group Inc. From 1994 to 1996, he served as a Principal of Booz, Allen & Hamilton in their New York office. From 1988 to 1994, Mr. Belcher was Executive Vice President of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, Connecticut. From 1981 until 1988, Mr. Belcher served in a variety of senior staff positions with Combustion Engineering, Inc., including Corporate Vice President - Operations Consulting and Corporate Vice President-Strategic Planning. His experience with Combustion Engineering, Inc., as well as with Kendall Company’s Hospital Products Division, involved numerous manufacturing cost studies, budget development and control, as well as information systems development. Mr. Belcher received his B.A. degree and M.A. degree in Economics from Vanderbilt University and his M.B.A. degree with high distinction from the Harvard Business School. In addition, he served in the U.S. Navy as a Supply Officer from 1971 to 1974.

On April 13, 2006, the Company’s Compensation Committee determined that in the event Mr. Belcher is appointed by the Board to the position of Chief Executive Officer on a non-interim basis, his current employment agreement (the “Agreement”) with the Company would remain in effect, and the compensation he has been receiving for his service as Chief Executive Officer on an interim basis would become his permanent compensation. More specifically, the Compensation Committee determined that upon Mr. Belcher’s appointment to the position of Chief Executive Officer on a non-interim basis, Mr. Belcher will continue to be entitled to receive (i) an annual base salary of $278,200; and (ii) additional compensation in the form of an annual target bonus in an amount equal to 60% of Mr. Belcher’s base salary paid during that year. The Compensation Committee also agreed to provide Mr. Belcher with the right to receive an annual performance-based stock option award of 175,000 options, which grant will be made in accordance with the Company’s 1997 Long Term Incentive Plan (the “Plan”) and certain performance measures approved by the Board, which award will be granted when all annual awards under the Plan are granted. Pursuant to the terms of the Agreement, the Board is permitted to increase Mr. Belcher’s base salary from time to time in accordance with the Company’s normal business practices.

The Agreement also provides that as soon as practicable following January 19, 2006, the Company will issue Mr. Belcher an option to acquire 50,000 shares of the Company’s common stock pursuant to the Plan. The option granted to Mr. Belcher will (1) be an “incentive stock option” within the meaning of the Code, (2) have an exercise price equal to the fair market value of a share of common stock on the date of the grant, and (3) subject to Mr. Belcher’s continued employment, vest in four equal installments beginning on January 19, 2007.

The Agreement expires on July 20, 2006, and is automatically renewable for successive one-year periods unless or until Mr. Belcher or the Company gives notice of his or its intention not to renew the Agreement. In the event the Company elects not to renew the Agreement with Mr. Belcher at the end of any term, the Agreement provides that the Company will pay Mr. Belcher his base salary for a period of 18 months following the termination of the Agreement, as and when the same would otherwise be due, and will also pay Mr. Belcher an amount equal to 150% of his targeted bonus as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

In the event Mr. Belcher’s employment is terminated (a) by the Company without cause (other than at the end of any term as described above), or (b) by Mr. Belcher for “Good Reason,” the Agreement provides that Mr. Belcher will become entitled to a lump-sum payment equal to the sum of (i) 150% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 150% of the amount of the target cash bonus for Mr. Belcher for the fiscal year that the termination occurs. “Good Reason” is defined to mean (x) the failure by the Company to observe or comply with any provision of the Amended Agreement (if such failure has not been cured within 10 days after written notice of same has been given to the Company), (y) a material diminution in the position, duties and/or responsibilities of Mr. Belcher upon or following a “Change of Control of the Company” (as such term is defined in the Agreement), provided that Mr. Belcher elected to terminate the agreement on that basis not later than two years following the date of such Change of Control, or (z) the relocation of Mr. Belcher’s principal place of business to a location more than 60 miles from both Bethel, Connecticut and Easton, Connecticut, without his consent. The removal of Mr. Belcher from his position as Chief Executive Officer will be deemed a material diminution in his position upon or following a Change of Control of the Company. In the event of a termination as described above, all incentive and non-qualified stock options then held by Mr. Belcher that were still subject to any vesting requirements would have such vesting requirements terminated (such that all such options would then become immediately exercisable), to the extent allowable under the provisions of the Code, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted.

Lastly, the Agreement provides that both the Company and Mr. Belcher will comply with Section 409A of the Code. More specifically, the Agreement provides that to the extent Mr. Belcher becomes entitled to one or more severance payments, which would otherwise be subject to excise tax under Section 409A of the Code, and such severance payments are payable within the first six months following Mr. Belcher’s termination, such payments will be made to Mr. Belcher on the first day of the seventh month following his termination.

(b) On April 28, 2006, the Board also appointed Mr. Tulumaris the President of the Company. Mr. Tulumaris, 49, has been employed by the Company since August 2002. From that time through May 2004, he served as the Company’s Vice President-Operations and General Manager. Since May 2004, he has served as the Company’s Chief Operating Officer. From 2000 to 2002, Mr. Tulumaris was the Vice President and General Manager of Medsource Technologies’ Plastic Division. From 1999 to 2000, he served as Vice President of Eastern Operations for Reynolds & Reynolds, a manufacturer and distributor of printed-paper labels in

Dayton, Ohio. From 1996 to 1999, Mr. Tulumaris was the Director of Ohio Operations for Rubbermaid, Inc. Mr. Tulumaris holds a B.A. degree in Business Economics and an M.B.A. degree in Operations from Lewis University.

The discussion of the material terms of Mr. Tulumaris’ employment agreement with the Company in Item 1.01 of this Report is hereby incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 – Press Release, dated May 3, 2006, issued by Memry Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: May 3, 2006	By:	/s/ Robert P. Belcher

Robert P. Belcher
Chief Executive Officer,
Senior Vice President - Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 3, 2006, issued by Memry Corporation